Filed pursuant to Rule 433
Registration No. 333-158277
June 26, 2009
Final Term Sheet
USD 1,000,000,000 3.50% Global Notes due 2014
To be fungible with and form a single issuance with KfW’s USD 4,000,000,000 3.50%
Global Notes due 2014 issued on March 10, 2009

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 1,000,000,000

Denomination:	USD 1,000

Maturity:	March 10, 2014

Redemption Amount:	100%

Interest Rate:	3.50% per annum, payable semi-annually in arrears

Date of Pricing:	June 26, 2009

Closing Date:	July 6, 2009

Interest Payment Dates:	March 10 and September 10 in each year

Accrued Interest:	In the aggregate amount of USD 11,277,777.78 from and including March 10, 2009, to but excluding July 6, 2009

Currency of Payments:	USD

Price to Public/Issue Price:	102.173%

Underwriting Commissions:	0.15%

Proceeds to Issuer:	102.023%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law /Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769DF83

CUSIP:	500769DF8

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:	AAA by Standard & Poor’s Rating Services, Aaa by Moody’s Investor Service Limited and AAA by Fitch Ratings Limited.[1]

Managers:	Credit Suisse Deutsche Bank

Stabilization Manager:	Credit Suisse Securities (Europe) Limited
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000119312509072074/d424b3.htm. KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000119312509072068/d424b3.htm. Alternatively, Deutsche Bank will arrange to send you the prospectus, which you may request by calling toll-free: +1-800-503-4611.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.